AGREEMENT OF PURCHASE
                              ---------------------


      This AGREEMENT OF PURCHASE (this "Agreement") is made as of the 7th day of April, 2005 among Walker Financial Corporation, a Delaware corporation having an address at 990 Stewart Avenue, Suite 60A, Garden City, New York 11530 ("Walker" and/or "Buyer"), and Disability Access Consultants, Inc. a California corporation having an address at 2775 Feather River Boulevard, Oroville, California 95965 ("the "Company" and/or "DAC") and BARBARA THORPE, the stockholder of the Company (the "DAC Stockholder or "DAC Shareholder) and/or the `Stockholder" or "Shareholder").


                              W I T N E S S E T H:

      WHEREAS, Walker desires to acquire ninety percent (90%) of the issued and outstanding stock of DAC upon the terms and subject to the conditions set forth herein;

      WHEREAS, the DAC Stockholder owns all of the issued and outstanding common stock of DAC ("DAC Stock") and desires to exchange ninety percent (90%) of her DAC Shares for a cash payment, promissory note, and earnout as more fully described herein:

      WHEREAS, in consideration of the benefits that she will receive by virtue of the transaction contemplated by this Agreement, the DAC Stockholder is agreeing to make the representations, warranties and indemnifications in this Agreement with the Company and is agreeing to enter into and be bound by a non competition, non-solicitation and confidentiality agreement (hereinafter the "Non-Competition, Non-Solicitation and Confidentiality Agreement" and employment agreement (hereinafter the "Employment Agreement") containing, among other things, covenants respecting confidentiality, non-competition and non solicitation with Buyer;

      WHEREAS, the Board of Directors of DAC believes the acquisition contemplated by this Agreement is in the best interests of DAC and the DAC Stockholder.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE 1.

                                PURCHASE AND SALE

      1.1 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing provided for in Section 1.5 hereof, the DAC Stockholder shall sell, assign, transfer, convey and deliver to Walker, and Walker shall purchase, all right, title and interest in and to ninety percent (90%) of such DAC Stockholder's shares of DAC, free and clear of all liens, security interests, charges, encumbrances and rights of others. In consideration for the shares of DAC Stock so acquired by Walker, Walker shall pay Two Million Dollars ($2,000,000.00) on the terms described in this Paragraph plus an adjustment for the "Earn-Out" as specified in Section 1.2 below as follows (the "Purchase Price"):

            1.1.1 Initial Cash Payment. A cash payment in the amount of One Million and No/100 Dollars ($1,000,000.00) ("Cash Payment") which shall be payable in cash or certified funds which shall be paid by Buyer at Closing.

            1.1.2 Secured Promissory Note. Buyer shall execute, in favor of Stockholder, a Secured Promissory Note in the form attached hereto as Exhibit "1.1.2" (the "Secured Promissory Note") in the principal amount of One Million Dollars ($1,000,000.00), payable to the Stockholder over a period of forty-eight
(48)  months  with the first  payment  being due six (6) months from the date of

Closing, bearing interest at the rate of five percent (5%) per annum with quarterly principal and interest payments as listed on Schedule 1.1.2 of this Agreement and Exhibit A of the Secured Promissory Note. Interest shall not begin accruing until the 6 month anniversary of the Closing..

                  1.1.2.1 Collateral. The Note shall be secured against DAC's Closing inventory, deposit accounts, account receivables, tools, equipment, furniture, fixtures, rights to income, proprietary and intellectual property, and assets, tangible and intangible, wherever located and any subsequent change in form (the "Collateral").

                  1.1.2.2 Security Agreement. Buyer shall hand to Shareholder at the Closing a Security Agreement securing the obligation of the Secured Promissory Note in a form and content attached hereto as Exhibit "1.1.2.2" (the "Security Agreement").

                  1.1.2.3 UCC-1 Financing Statement. Buyer shall hand to Shareholder at the Closing a UCC-1 Financing Statement allowing Shareholder to perfect her security interest in the Collateral by filing with the California Secretary of State in the form and content attached hereto as Exhibit "1.1.2.3" (the "UCC-1 Financing Statement").


      1.2 Earn-Out. An earn-out will be paid to the Stockholder equal to five percent (5%) of all revenues earned and received in excess on One Million Two Hundred Fifty Thousand Dollars ($ 1,250,000.00) on an annual basis for a period of six (6) years up to a maximum cumulative payment of Three Million dollars ($3,000,000.00).

      1.3 Purchase Option. Buyer shall have the option of purchasing the remaining ten percent (10%) of the stock held by Shareholder in DAC it is not purchasing at the Closing Date at any time after the four (4) year anniversary of the Closing Date. The purchase price shall be equal to ten percent (10%) of the product of EBITDA before parent company charges for the twelve (12) months ending for the prior calendar year multiplied by a factor of six (6). The purchase price shall be payable as follows: thirty five percent (35%) in cash; thirty percent ( 30%) in Walker Common Stock ( determined by using the average closing price of Walker Common Stock for the prior 30 trading days from the closing of this transaction); and the remainder as a promissory note with a term of three (3) years carrying an interest rate of Prime (the "Stock Purchase Note", a copy of which is attached hereto as Exhibit 1.4(A)), and secured by way of a stock pledge from Buyer to Shareholder pledging the ten percent of the stock purchased by Buyer as collateral for the obligation to pay the remaining purchase price on the Stock Purchase Note (the "Stock Pledge Agreement", a copy of which is attached hereto as Exhibit "1.4(B)").

      1.4. Closing. The purchase and sale provided for in this Agreement will take place at the offices of DAC, 2775 Feather River Boulevard, Oroville, California 95965 on May 6th, 2005 but which may be extended by mutual agreement of the parties (the "Closing" or "Closing Date"). Each party will use its reasonable best efforts to cause to be prepared, executed and delivered at the Closing the documents to be delivered pursuant to Articles 5 and 6 and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.


      1.5. Fees and Expenses. Whether or not the transaction contemplated herein is consummated, the parties hereto shall pay their own respective expenses, including, without limitation, legal fees and commissions. Buyer will advance all costs required to perform an audit of Company's financials and to prepare an audited financial statement related to same (the "Audit"). The costs of the Audit shall be paid equally by Buyer and the DAC Stockholder, but in no event shall the costs to the DAC Stockholder shall exceed the sum of $20,000.00. The DAC Stockholder's share of the Audit fees shall be deducted from its proceeds at the Closing.


      1.6. Due Diligence Period. Buyer shall have twenty one (21) days from the date this Agreement is executed by all parties to conduct its investigation into the Company, its assets and financial condition (the "Due Diligence Period"). At any time prior to the expiration of the Due Diligence Period, Buyer may give notice of any unacceptable condition found related to the Company and request that such condition be remedied by the Company or that this Agreement be terminated with no liability whatsoever to Buyer.


      1.7. Non-Solicitation. For a period from and after the execution of this Agreement of Purchase until the earlier of Buyer providing notice to DAC that this Agreement is terminated pursuant to Paragraph 1.6 of this Agreement or the Closing Date, the DAC Stockholder, DAC and its agents and representatives will not solicit nor respond to inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning any acquisition of its capital stock, a material debt financing and/or the sale of all or substantially all of its assets, other than with Buyer as contemplated herein.


      1.8. Shareholder and Key Employee Employment Agreements. As a condition to the Closing the Shareholder shall execute and deliver at Closing the Employment Agreement, Non-Competition, Non-Solicitation and Confidentiality Agreements attached hereto as Exhibit "1.8(A)", and the Company key employees, Michael Boga and Michael Mullins shall have executed the Employment Agreements and Non-Competition, Non-Solicitation and Confidentiality Agreements attached hereto as Exhibits "1.8(B)" and "1.8(C)", respectively, and the Buyer shall have acknowledged and approved same.


                                   ARTICLE 2.

                      REPRESENTATIONS AND WARRANTIES OF DAC
                             AND THE DAC STOCKHOLDER

      2.1 DAC. DAC hereby represents and warrants to Walker that, except as otherwise set forth on the DAC Disclosure Schedule (herein so called) attached hereto:

            2.1.1 Organization and Good Standing. DAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. DAC has no subsidiaries and does not own any equity, profit sharing, participation or other ownership interest (including any general partnership interest, limited partnership interest or membership interest) in any corporation, partnership, limited partnership, limited liability company or other entity.

            2.1.2. Corporate Power and Authority. DAC has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted. DAC has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by DAC of this Agreement has been duly authorized by all necessary corporate action.

            2.1.3. Binding Effect. This Agreement has been duly executed and delivered by DAC and is the legal, valid and binding obligation of DAC enforceable in accordance with its terms, except that:

                  (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

                  (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

                  (c) rights to indemnification may be limited by considerations of public policy.

            2.1.4. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the consummation of the Exchange and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or By-Laws of DAC, (ii) any DAC Material Contract (as defined in
Section 2.1.10), (iii) any judgment, decree or order of any court or governmental authority or agency to which DAC or by which DAC or any of its respective properties is bound, or (iv) any statute, law, regulation or rule applicable to DAC. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to DAC is required in connection with the execution, delivery or performance of this Agreement by DAC.

            2.1.5. Capitalization of DAC

                  (a) The authorized capital stock of DAC consists of _________ shares of DAC Common Stock. As of the date hereof, there are _________ shares of DAC Stock issued and outstanding and the DAC Stockholder owns the shares of DAC Stock as set forth on Section 2.1.5 of the DAC Disclosure Schedule.

                  (b) All of the issued and outstanding shares of DAC Stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights.

                  (c) To DAC's knowledge, there are no voting trusts, stockholder agreements or other voting arrangements, charges, liens or encumbrances on shares issued by DAC that have been granted by the DAC Stockholder, except as set forth on Section 2.1.5(c) of the DAC Disclosure Schedule.

                  (d) There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating DAC to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for DAC Stock, except as set forth in Section 2.1.5 (d) of the DAC Disclosure Schedule.


            2.1.6. Financial Statements

                  (a) The Company by the Closing Date will have heretofore provided to Buyer true, complete and correct copies of (i) unaudited balance sheets, statements of operations, Shareholder's capital and cash flows for the Company (together with all notes and opinions thereto of independent auditors) for the fiscal years ended December 31, 2003 and December 31, 2004 and (ii) unaudited balance sheets, statements of income, shareholder's equity capital and cash flows for the Company for the first quarter ending March 31, 2005 (collectively, the "Financial Statements").

                  (b) The Company shall provide to Buyer true and correct copies of unaudited interim balance sheets, statements, of income, operations, Shareholder's capital and cash flow for the Company for each month and three month period (together with year-to-date statements) beginning with the statements for the month ending January 31, 2005 and through the month preceding the Closing (collectively, the "Interim Statements"). The Interim Statements shall be prepared on the accrual basis and otherwise in conformity with GAAP (except for required and normal year-end adjustments) and present fairly in all material respects the assets, liabilities, financial position and results of operations of the Company as of the respective dates and for the respective periods covered thereby.

            2.1.7. Absence of Certain Changes. Except as set forth on Section
2.1.7. of the DAC Disclosure Schedule, since January 1, 2004, DAC has not:

            (a) suffered any adverse change in its business, operations, assets, or condition (financial or otherwise), except as reflected on the DAC Financial Statements;

            (b) suffered any material damage or destruction to or loss of the assets of DAC, whether or not covered by insurance, which property or assets are material to the operations or business of DAC taken as a whole;


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


            (c) settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims, other than in the ordinary course of business;

            (d) entered into or terminated any material agreement, commitment or transaction, or agreed to or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

            (e) written up, written down or written off the book value of any material amount of assets, other than in the ordinary course of business. However, DAC and Shareholder have informed Buyer that some of DAC's accounts receivable are aged and uncollectible and neither DAC nor Shareholder make any warranty or representation, actual or implied, as to the collectablity of same.

            (f) declared, paid or set aside for payment any dividend or distribution with respect to the DAC Stock;

            (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any shares of DAC Stock or securities or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

            (h) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan or pension scheme, other than in the ordinary course of business and consistent with established policies, practices or requirements;

            (i) entered into any employment, consulting or compensation agreement with any person or group;

            (j) entered into any collective bargaining agreement or trade union recognition agreement with any person or group;

            (k) entered into, adopted or amended any employee benefit plan or share option scheme or agreement; or

            (l) entered into any agreement to do any of the foregoing.

            2.1.8. No Material Undisclosed Liabilities. Except as set forth on
Schedule 2.1.8 of the DAC Disclosure Schedule, there are no liabilities or obligations of DAC of any nature, whether absolute, accrued, contingent, or otherwise, other than liabilities and obligations:

            (a) in the aggregate adequately provided for in the DAC Financial Statements;

            (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the DAC Financial Statements;

            (c) incurred since January 1, 2004, in the ordinary course of business; or

            (d) incurred in connection with this Agreement.

            2.1.9. Tax Returns: Taxes. DAC (a) has duly filed all U.S. federal and material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct in all material respects; (b) has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due; and (c) has made required cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by DAC with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against DAC, nor has DAC received notice of any such deficiency, delinquency or default. DAC has no material tax liabilities, other than those arising in the ordinary course of business since January 1, 2004. .

            2.1.10. Material Contracts. DAC has furnished or made available to Walker accurate and complete copies of the DAC Material Contracts applicable to DAC. Except as set forth on Section 2.1.10 of the DAC Disclosure Schedule, there is not under any of the DAC Material Contracts any existing breach, default or event of default by DAC nor event that with notice or lapse of time or both would constitute a breach, default or event of default by DAC, nor does DAC know of, and DAC has not received notice of, or made a claim with respect to, any breach or default by any other party thereto. As used herein, the term "DAC Material Contracts" shall mean all (i) contracts, licenses, leases, instruments, mortgages, deeds of trust [involving obligations of DAC in excess of $20,000];
(ii) employee benefit plans, or arrangements or understandings with, or for the benefit of the employees of DAC; and (iii) insurance policies, [but shall exclude contracts with customers entered into in the ordinary course of business].

            2.1.11. Litigation and Government Claims. There is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against DAC to which its businesses or assets is subject, and to the knowledge of DAC, there are no such proceedings threatened or contemplated. DAC is not subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of DAC, any governmental restriction applicable to DAC that is reasonably likely to cause a material limitation on Walker's ability to own and operate the business of DAC (as it is currently operated) after the Closing.

            2.1.12. Compliance With Laws. DAC has all material authorizations, approvals, licenses and orders to carry on its business as it is now being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party. DAC has been and is, to the knowledge of DAC, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which its business, ownership of assets and its employment of labor or its use or occupancy of properties or any part thereof are subject.

            2.1.13. Pension and Profit Sharing Plans. DAC does not currently have in effect any employee pension or profit sharing plans.

            2.1.14. Employee Benefit Agreements. Section 2.1.14 of the DAC Disclosure Schedule sets forth a complete and accurate list of all material employee benefit plans, agreements and arrangements to which DAC is a party, including without limitation (i) all severance, employment, consulting or similar contracts, (ii) all material agreements and contracts with "change of control" provisions or similar provisions and (iii) all indemnification agreements or arrangements with directors or officers not included in its organizational documents or provided by law.

            2.1.15 Intellectual Property. Section 2.1.15 of the DAC Disclosure Schedule contains a true and complete list of all copyrights, trademarks, service marks, trade names, patents, business names, domain names, software and other similar tangible or intangible property rights and interests (hereinafter sometimes individually and collectively referred to as the "Intellectual Property Rights") applied for, issued to or owned by the Company, under which the Company is licensed or franchised, or used in the conduct of the Company's business, all of which are valid and in good standing and uncontested, except as disclosed on Part 2.1.15(a) of the Disclosure Schedule. The Company has delivered to Buyer copies of all documents establishing the Intellectual Property Rights. Except as disclosed on Part 2.1.15(a) of the Disclosure Schedule, the Company is not infringing upon or otherwise acting adversely to any Intellectual Property Right owned by any person or persons, and there is no such claim or action pending, or to the best knowledge of the Company and the Shareholder threatened with respect thereto. The Company and the Shareholder have no knowledge that any Person is infringing on any Intellectual Property Right of the Company.

(b) The Company has taken all reasonable security measures to protect the secrecy, confidentiality, and value of its Trade Secrets, ("Trade Secrets"-all


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licenses, processes, algorithms, formulae, designs, methods, trade secrets, inventions, proprietary or technical information, Design Documentation and data covering or embodied in any software or other assets owned by the Company or used in the conduct of its business) and any other persons who have knowledge of or access to information relating to the Trade Secrets have been put on notice and, if appropriate, have entered into agreements that the Trade Secrets are proprietary to the Company and are not to be divulged or misused. All of the Trade Secrets are presently valid and protectable, are not part of the public domain, and have not been used, divulged, or appropriated for the benefit of any persons other than the Company or to the detriment of the Company. The Company and the Shareholder have no knowledge that any person is infringing on any Trade Secret of the Company.

(c) Part 2.1.15(c) of the Disclosure Schedule contains a complete and accurate list of all software developed and owned by the Company (the "Software"). The Company is in actual and sole possession of the complete source code of the Software and all design documentation. Except as set forth in Part 2.1.15(c) of the Disclosure Schedule there are no defects in any Software, and there are no errors in any design documentation, which defects or errors would in any material respect affect the use of any Software or the functioning of any Software in accordance with the specifications for the Software published by the Company or its customers, the Software has all the features described in the design documentation for that Software and materials made available to the Company's customers, and the Software does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of functions. The Company has delivered to Buyer complete and accurate records of the Company with respect to Software fixes (including fixes currently in progress), problem lists, maintenance of the Software, and customer complaints, and all warranty claims (including any pending claims) related to the Software are described in
Part 2.15(c) of the Disclosure Schedule. Except as set forth in Part 2.15(c) of the Disclosure Schedule, the Company has made no representations and warranties with respect to the Software.

            2.1.16. Title to Properties and Related Matters. DAC has good and valid title to or valid license or leasehold interests in its properties (other than personal properties sold or otherwise disposed of in the ordinary course of business), and all of such properties and all assets purchased by DAC are free and clear of any lien, claim or encumbrance, except for:

            (a) liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

            (b) statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings;

            (c) landlord liens contained in leases entered into in the ordinary course of business; and

            (d) other liens, claims or encumbrances that, in the aggregate, do not materially subtract from the value of, or materially interfere with, the present use of any real property owned or used by DAC.

All properties and assets material to the present operations of DAC are owned or leased by DAC in the manner and to the extent required by applicable law.

            2.1.17. Brokers. Except as set forth in Part 2.1.17 of the Disclosure Letter, the Company, the Shareholder and her agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement other than with Sunbelt Business Advisors Norcal. The DAC Shareholder represents and warrants that it will pay Sunbelt Business Advisors Norcal its fee and will hold Buyer harmless and indemnify Buyer for the non-payment of such. .

      2.2. DAC Stockholder. Except as otherwise set forth in the Stockholder Disclosure Schedule (herein so called) attached hereto, the DAC Stockholder hereby severally represents and warrants that:

            2.2.1. Ownership. Such DAC Stockholder has good and valid title to the shares of DAC Stock described on Section 2.1.5. of the DAC Disclosure Schedule to be sold by such DAC Stockholder hereunder on the Closing Date, free and clear of all liens, encumbrances, equities or claims, and upon delivery of such shares and payment therefor pursuant hereto, good and valid title to such shares will pass to Walker free and clear of all liens, encumbrances, equities or claims of any nature whatsoever.

            2.2.2. Authority. Such DAC Stockholder has full right, power and authority to enter into this Agreement.

            2.2.3. Conflicts. The execution, delivery and performance of this Agreement by such DAC Stockholder and the consummation by such DAC Stockholder of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such DAC Stockholder is a party or by which such DAC Stockholder is bound or to which any of the property or assets of such DAC Stockholder is subject, nor will such actions result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such DAC Stockholder or the property or assets of such DAC Stockholder.

            2.2.4 Consents. No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over such DAC Stockholder or the property or assets of such DAC Stockholder is required for the execution, delivery and performance of this Agreement by such DAC Stockholder and the consummation by such DAC Stockholder of the Exchange.

            2.2.5 DAC Representations. Such DAC Stockholder has no reason to believe that the representations and warranties of DAC contained in Section 2.1 hereof, as qualified by the DAC Disclosure Schedule, are not materially true and correct and has no knowledge of any material fact, condition or information not disclosed in this Agreement that has adversely affected or may adversely affect the business of DAC.


                                   ARTICLE 3.

                   REPRESENTATIONS AND WARRANTIES OF WALKER

      Walker hereby represents and warrants to the DAC Stockholder that, except as otherwise set forth in the Walker Disclosure Schedule (herein so called) attached hereto:

      3.1. Organization and Good Standing. Walker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in Section 3.1 of the Walker Disclosure Schedule, Walker has no subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest, limited partnership interest or membership interest) in any corporation, partnership, limited partnership, limited liability company or other entity.

      3.2. Foreign Qualification. Walker is duly qualified or licensed to do business and is in good standing as a foreign corporation in the State of New York and the jurisdictions in which the nature of the business conducted or property owned by it requires Walker to be qualified or licensed to do business as a foreign corporation.

      3.3. Corporate Power and Authority. Walker has the corporate power and authority and all material licenses and permits to own, lease and operate its properties and assets and to carry on its business as currently being conducted. Walker has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Exchange. The execution, delivery and performance by Walker of this Agreement has been duly authorized by all necessary corporate action.

      3.4. Binding Effect. This Agreement has been duly executed and delivered by Walker and is the legal, valid and binding obligation of Walker, enforceable in accordance with its terms, except that:

      (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;


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


      (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

      (c) rights to indemnification may be limited by considerations of public policy.

      3.5. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the consummation of the Exchange and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or By-Laws of Walker, (ii) any Walker Material Contract (as defined in Section 3.11 below),
(iii) any judgment, decree or order of any court or governmental authority or agency to which Walker is a party or by which Walker or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to Walker. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Walker is required in connection with the execution, delivery or performance of this Agreement by Walker or the Exchange.

      3.6. Absence of Certain Changes. Except as otherwise set forth in Section
3.6 of the Walker Disclosure Schedule, Walker has not:

      (a) suffered any adverse change in its business, operations, assets, or financial condition, except as reflected on Walker's financial statements which are public documents;

      (b) suffered any material damage or destruction to or loss of the assets of Walker, whether or not covered by insurance, which property or assets are material to the operations or business of Walker taken as a whole;

      (c) settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

      (d) written up, written down or written off the book value of any material amount of assets, other than in the ordinary course of business;

      (e) declared, paid or set aside for payment any dividend or distribution with respect to Walker capital stock;

      (f) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in the ordinary course of business and consistent with established policies, practices or requirements;

      (g) entered into any collective bargaining agreement or trade union recognition agreement with any person or group;

      (h)   entered into any agreement to do any of the foregoing.

      3.7. No Material Undisclosed Liabilities. Except as set forth in Schedule
3.7 of the Walker Disclosure Schedule, there are no liabilities or obligations of Walker of any nature, whether absolute, accrued, contingent, or otherwise, other than:

      (a) in the aggregate adequately provided for in the balance sheet of Walker as of September 30, 2004.

      (b)   incurred in connection with this Agreement.

      3.8. Tax Returns; Taxes. Walker (a) has duly filed all U.S. federal and material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct in all material respects; (b) has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due; and (c) has made required cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Walker with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against Walker, nor has Walker received notice of any such deficiency, delinquency or default. Walker has no material tax liabilities, other than those arising in the ordinary course of business since January 1, 2004.

      3.9. Litigation and Government Claims. There is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against Walker to which its businesses or assets are subject, and to the knowledge of Walker, there are no such proceedings threatened or contemplated. Walker is not subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of Walker, any governmental restriction applicable to Walker.

      3.10. Compliance with Laws. Walker has all material authorizations, approvals, licenses and orders to carry on its businesses as it is now being conducted, to own or hold under lease the properties or assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party. Walker has been and is, to the knowledge of Walker, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or any subdivision of any thereof to which its businesses, ownership of assets and its employment of labor or its use or occupancy of properties or any part thereof are subject.

      3.11 Intellectual Property. Walker owns or has valid, binding and enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefore and licenses or other rights in respect thereof ("Walker Intellectual Property") used or held for use in connection with the business of Walker, without any known conflict with the rights of others. Walker has not received any notice from any other person pertaining to or challenging the right of Walker to use any Walker Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to Walker, except with respect to rights the loss of which, individually or in the aggregate, would not have an material adverse effect on Walker. The Walker Intellectual Property represents all of the proprietary rights necessary to operate Walker's business.

      3.12. Title to Properties and Related Matters. Walker has good and marketable title to or valid leasehold interests in its properties (other than personal properties sold or otherwise disposed of in the ordinary course of business), and all of such properties and all assets purchased by Walker are free and clear of any lien, claim or encumbrance and except for:

      (a) liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

      (b) statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

      (c) landlord liens contained in leases entered in the ordinary course of business; and

      (d) other liens, claims or encumbrances that, in the aggregate, do not materially subtract from the value of, or materially interfere with, the present use of, any real property owned or used by Walker.

            All properties and assets material to the present operations of Walker are owned or leased by Walker in the manner and to the extent required by applicable law.

        3.13. Brokers. Walker has not incurred any liability for brokerage fees, finders fees, agents commission or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby.


                                   ARTICLE 4.

                        CERTAIN COVENANTS AND AGREEMENTS

      4.1. Conduct of Business by DAC From the date hereof to the Closing Date, DAC will, except as required in connection with this Agreement and except as otherwise disclosed on the DAC Disclosure Schedule or consented to in writing by
Walker:

      (a) carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any material agreement, transaction or activity or make any material commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 4.1;

      (b) neither change nor amend its Certificate of Incorporation or By-Laws;

      (c) not issue or sell or register the transfer of shares of securities or capital stock of DAC or issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the securities of DAC or rights or obligations convertible into or exchangeable for any securities of DAC and not alter the terms of any presently outstanding warrants or options or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of DAC, except as set forth in Section 2.1.5(d) of the DAC Disclosure Schedule;

      (d) not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other securities of DAC and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of DAC or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of DAC or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

      (e) not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of securities or assets, any business or entity or any material part of the same;

      (f) use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of DAC, to keep the officers and employees of DAC available to Walker and to preserve the relationships of DAC with suppliers, customers and others having business relations with any of them;

      (g) not (i) create, incur or assume any debt (except for debt incurred for the operation of DAC's business in the ordinary course which is specifically excepted) or create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than endorsements of negotiable instruments in the ordinary course of business, (iii) make any loans or advances to any other person, or (iv) make any capital contributions to, or investments in, any person;

      (h) not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable or (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice (it being understood by the parties hereto that for the purposes of (ii) and (iii) above increases in compensation shall include any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment);

      (i) not make or incur (other than in the ordinary course of business) any individual capital expenditure in excess of $10,000 or capital expenditures in the aggregate in excess of $30,000 without the prior approval of Walker (as used herein, "capital expenditure" shall mean all payments in respect of the cost of any fixed asset or improvement or replacement, substitution or addition thereto that has a useful life of more than one year, including those costs arising in connection with the acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases);

      (j) perform all of its material obligations under all DAC Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a DAC Material Contract other than contracts to provide services entered into in the ordinary course of business; and

      (k) prepare and file all returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Walker, at its request, to review all such returns, reports, filings and amendments at DAC' offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

      4.2. Conduct of Business by Walker From the date hereof to the Closing Date, Walker will, except as required in connection with this transaction and except as otherwise disclosed in the Walker Disclosure Schedule or as consented to in writing by DAC:

      (a) carry on its businesses in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary and regular course of business and not otherwise prohibited under this
            Section 4.2;

      (b) neither change nor amend its Certificate of Incorporation or By-Laws;

      (c) use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Walker, to keep the officers and employees of Walker available to DAC and to preserve the relationships of Walker with suppliers, customers and others having business relations with any of them;

      (d) perform all of its obligations under all Walker Material Contracts (except those being contested in good faith); and

      (e) prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow DAC, at its request, to review all such returns, reports, filings and amendments at Walker's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

      4.3 Stockholder Covenants. From the date hereof to the Closing Date, the DAC Stockholder covenants and agrees that, except as required in connection with the transaction as contemplated by this Agreement and except as otherwise disclosed in the DAC Stockholder Disclosure Schedule or consented to in writing by Walker, such DAC Stockholder will not sell, assign, pledge, encumber, or otherwise transfer, or grant any other rights in or option to acquire, any of such DAC Stockholder's Stock or agree to do any of the foregoing.

      4.4. Notice of any Material Change. Each party shall, promptly after the first notice or occurrence thereof but not later than the Closing Date, advise the other parties in writing of any event or the existence of any state of facts that (i) would make any of his, her or its representations and warranties in this Agreement untrue in any material respect, or (ii) would constitute a breach of any provisions of this Article 4.

      4.5. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall use all reasonable efforts to perform their obligations herein and to take, or cause to be taken, or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Exchange and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

            (a) Each of DAC and Walker shall promptly take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to obtain any required approval of any federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

            (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced that questions the validity or legality of the transactions as contemplated by this Agreement or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.


                                    ARTICLE 5

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                             OF THE DAC STOCKHOLDER

      Except as may be waived by a DAC Stockholder as to such DAC Stockholder only, the obligations of the DAC Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

      5.1. Compliance. Walker shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by Walker on or before the Closing Date.

      5.2. Representations and Warranties. All of the representations and warranties made by Walker in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement; provided, however, that notwithstanding anything herein to the contrary, this Section 5.2 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a material adverse effect on the business, financial condition or prospects of Walker (an "Walker Material Adverse Change").

      5.3. Material Adverse Changes. There shall not have occurred a Walker Material Adverse Change.

      5.4. Officer's Certificate. Walker shall have delivered to the DAC Stockholder a Certificate of the President of Walker, dated the Closing Date, certifying that the conditions specified in Sections 5.1, 5.2 and 5.3 have been satisfied.

      5.5. Secretary's Certificate. Walker shall have delivered to the DAC Stockholder, a certificate of the Secretary of Walker certifying as to its Certificate of Incorporation, By-Laws, incumbency of officers, and the resolutions attached thereto and any other corporate proceedings relating to the authorization, execution and delivery of this Agreement.

      5.6. Exchange by Stockholders. The DAC Stockholder shall have exchanged ninety percent (90%) of her shares of DAC Stock for the $1,000,000.00 cash portion of the Purchase Price consideration required to be paid by Walker under the terms and conditions of this Agreement pursuant to Section 1.1.1 above.

      5.7. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to the DAC Stockholder and the DAC Stockholder shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

      5.8 Buyer's Legal Counsel Opinion Letter. Buyer shall have provided DAC and Shareholder an opinion letter of Buyer's legal counsel opining that the transaction contemplated herein is lawful in all respects and does not violate any federal securities laws or state securities laws in any state in which the transaction may be governed.

      5.9 Buyer's Delivery of Secured Promissory Note and Related Documents. There has been delivered by Buyer at the Closing the $1,000,000.00 Secured Promissory Note, Security Agreement and Financing Statement, as required by Sections 1.1.2; 1.1.2.2; and 1.1.2.3 of this Agreement;

      5.10 Buyer's Approval of Shareholder and Key Employee Employment Agreements. Buyer shall have provided its signed acknowledgment and approval of the Shareholder Employment Agreement, Non-Competition and Confidentiality Agreements attached hereto as Exhibit "1.8(A)", and the key employee Employment Agreements, Non-Competition and Confidentiality Agreements for Michael Boga and Michael Mullins attached hereto as Exhibits "1.8(B)" and "1.8(C)", respectively.

                                   ARTICLE 6.

                CONDITIONS PRECEDENT TO OBLIGATIONS OF WALKER

      Except as may be waived by Walker, the obligations of Walker to consummate the the transaction described in Article 1 of this Agreement of Purchase shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

      6.1. Compliance. DAC and the DAC Stockholder shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by him, her or it on or before the Closing Date.

      6.2. Representations and Warranties. All of the representations and warranties made by DAC and the DAC Stockholder in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a material adverse effect on the business, financial condition or prospects of DAC (an "DAC Material Adverse Change").

      6.3. Material Adverse Changes. Except as set forth in this Agreement or on the schedules hereto, there shall not have occurred a DAC Material Adverse Change.

      6.4. DAC Officer's Certificate. DAC shall have delivered to Walker a Certificate of the President of DAC, dated the Closing Date, certifying that the conditions specified in Sections 6.1, 6.2 and 6.3 have been satisfied.

      6.5. DAC Secretary's Certificate. DAC shall have delivered to Walker a certificate of the Secretary of DAC certifying as to its Certificate of Incorporation, By-Laws, incumbency, and certain resolutions attached thereto and any other corporate proceedings relating to the authorization, execution and delivery of this Agreement and the transactions as contemplated by this Agreement.

      6.6. Exchange by the DAC Stockholder. The DAC Stockholder shall have exchanged ninety percent (90%) of her DAC Stock for the compensation paid by Walker pursuant to this Agreement.

      6.7. Non Competition, Non-Solicitation and Confidentiality Agreement. The DAC Stockholder shall have executed and delivered to Walker the Non-Competition, Non-Solicitation and Confidentiality Agreement in form and substance satisfactory to Walker and entered into the Employment Agreement with DAC and have executed a Stockholders Agreement all of which is attached hereto and made apart of this Agreement.

      6.8 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to Walker and its counsel, and Walker and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

      6.9 Buyers Reistration Statement. The Buyer's SB-2 Registration Statement which was filed with the SEC has been declared effective.

      6.10 Financial Statements The Buyer has received the financial statements from the Company pursuant to Paragraph 2.1.6 of this Agreement.

      6.11 No Claim Regarding Assets or Sale There must not have been made or threatened (orally or in writing) by any Person any claim asserting that such Person (a) has the right to acquire or obtain any interest in the Stock, or (b) is entitled to all or any portion of the Purchase Price payable for the Stock.

      6.12 No Prohibition Neither the consummation nor the performance of any of the contemplated transactions by the Company will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

      6.13 Disclosure Schedule Buyer's receipt and review of the Disclosure Schedule within ten days from the execution of this Agreement and acceptance of the Disclosure Schedule and the materials disclosed therein to Buyer's satisfaction within 10 business days from the Buyers receipt of said Disclosure Schedule.


      6.14 Execution of Shareholder and Key Employee Employment Agreements. Shareholder and Company key employees, Michael Boga and Michael Mullins, shall have executed and deposited their respective Employment Agreements, Non Competition and Confidentiality Agreements attached hereto as Exhibits "1.8(A)", 1.8(B)" and "1.8(C)".


                                   ARTICLE 7.

                                  MISCELLANEOUS

      7.1. Termination. Subject to Section 7.3, this Agreement and the transactions contemplated hereby and the provisions herein may be terminated at any time on or before the Closing Date:

      (a)   by mutual consent of DAC, the DAC Stockholder and Walker;

      (b) by Walker or DAC if the transaction contemplated under this Agreement has not been or is incapable of being consummated by ______________, 2005, as extended (the "Termination Date"), unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by him, her or it at or before the Closing Date; provided, that the non-breaching party's cause of action resulting from such failure to perform or to observe the covenants, agreements and conditions hereof shall not be terminated; or

        (c) by DAC, Walker or the DAC Stockholder if the transactions contemplated hereby violate any non-appealable final order, decree, or judgment of any court or governmental body or agency having competent jurisdiction.

      7.2. Entire Agreement. This Agreement, including the schedules and exhibits hereto, contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The disclosure schedules hereto shall be read as a whole and information on any particular section thereto shall be deemed to be responsive to other appropriate sections of the same disclosure schedule. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

      7.3. Indemnification; Remedies.

            7.3.1. Survival. All representations and warranties in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, reimbursement or other remedy based on such representations and warranties will not be affected by any investigation conducted by Buyer or its agents. Notwithstanding the foregoing,
(a) all representations and warranties shall continue in effect if a claim for breach thereof has been made prior to the expiration of the applicable survival period and shall survive until such claim is resolved and (b) any representation or warranty of which either the Company or any Shareholder had knowledge of a misrepresentation or breach at any time prior to the date on which such representation or warranty is made shall survive indefinitely.

            7.3.2. Indemnification and Reimbursement by the Company and Shareholder. The Company and its Shareholder jointly and severally, will indemnify and hold harmless Buyer and its employees, officers, directors, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, but excluding consequential or punitive damages, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with: (a) any material misrepresentation or breach of any representation or warranty made by the Company in or pursuant to this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by the Company or the Shareholder pursuant to this Agreement; (b) any non-compliance with or breach by the Company or the Shareholder of any covenant or obligation of the Company or the Shareholder in this Agreement; (c) (i) the operation of the Company's business (including the development, manufacture, sale, shipment, license or use of the Software or other product of, or services provided by, the Company) prior to the Closing Date, or (ii) any liabilities or obligations of the Company other than those listed Section 2.1.9 of the DAC Disclosure Schedule; or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or the Shareholders (or any Person acting on its or his behalf) in connection with any of the Contemplated Transactions.

            7.3.3 Indemnification and Reimbursement by Buyer. Buyer shall indemnify and hold harmless the Company and the Shareholder, and will reimburse the Company and the Shareholder, for any Damages, including reimbursement of reasonable attorneys fees and costs, arising from or in connection with: (a) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement; (b) any non-compliance with or breach by Buyer of any covenant or obligation of Buyer in this Agreement; (c) any claim by any Person arising from the Buyer's ownership or utilization of the Assets after the Closing Date

(except to the extent such claim relates to a matter for which Buyer is entitled to indemnification pursuant to Section 7.3.2; or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

            7.3.4. Right of Setoff. Upon notice to the Company specifying in reasonable detail the damages which are the basis for any such set-off, Buyer may set off an amount equal to the known or reasonably anticipated Damages to which it may be entitled under this Section 7.3.2 against amounts otherwise payable under Section 1.2. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

            7.3.5 Procedure for Indemnification - Third Party Claims.

            (a) Promptly after receipt by an indemnified party under Section
7.3.2 or 7.3.3 of notice of a claim against it (a "Claim"), the indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

            (b) If any Claim referred to in Section 7.3.5(a) is made against an indemnified party and it gives notice to the indemnifying party of the Claim, the indemnifying party will, unless the Claim involves tax liabilities, be entitled to participate in the defense of the Claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party to the Claim and the indemnified party determines in good faith that joint representation would result in a conflict of interest, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend the Claim and provide indemnification with respect to the Claim), to assume the defense of the Claim with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of the Claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of the Claim in each case subsequently incurred by the indemnified party in connection with the defense of the Claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Claim, (a) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (b) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of a Claim and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of the Claim, the indemnifying party will be bound by any determination with respect to the Claim or any compromise or settlement effected by the indemnified party.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle the Claim, but the indemnifying party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).


            7.3.6. Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

      7.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

      7.5. Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by facsimile transmission, nationally recognized overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

      (i) If to Walker Financial Corporation:

            Mr. Mitchell Segal
            President
            Walker Financial Corporation
            990 Stewart Avenue
            Suite 60-A
            Garden City, New York 11530

          If to the Company:

            Ms. Barbara Thorpe
            Disability Access Consultants, Inc.
            2775 Feather River Blvd.
            Oroville, CA. 95965

          With Copy to:

            David R. Griffith, Esq.
            Stewart, Humpherys, Burchett & Molin, LLP
            3120 Cohasset Road, Suite 6
            Chico, CA 95927
            Facsimile: (530) 894-2103


          If to the DAC Stockholder:

            Ms. Barbara Thorpe
            ------------------------------
            ------------------------------

      Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

      7.6. Successors; Assignments. This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other, which shall not be unreasonably withheld.

      7.7. Governing Law. This Agreement shall be construed and enforced in accordance with the State of Delaware.

      7.8. Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

      7.9. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

      7.10 Enforcement. The DAC Stockholder acknowledges that, due to the unique nature of her shares of DAC Stock, the breach of this Agreement by such DAC Stockholder will cause Walker irreparable damage, and therefore, Walker may enforce its rights under this Agreement by equitable relief, including injunction and specific performance, in addition to other remedies it may have at law or in equity.

      8.1 Buyer's Acknowledgement of Risk and Qualification. DAC and Shareholder advise Buyer that the purchase of the Stock contemplated under this Agreement is risky and that there is no guaranty that the purchase of Stock will yield any return or profit to Buyer and in fact could only result in a loss. DAC and Shareholder further advise Buyer that there is no guaranty as to the future profitability of the Company's operations or that the Company or its assets can or will generate any profits. DAC and Shareholder further advise Buyer that any projections for the future profitability of the Company or its assets are speculative only. Buyer acknowledges that it has made and will have completed by the Closing, its own independent investigation into the Stock and business of the Company and that its not relying upon any representation or warranty, oral, implied or otherwise, made by DAC or Shareholder, as an inducement to enter into this Agreement, other than those specifically set forth in this Agreement. Buyer warrants and represents to DAC and Shareholder that it is an experienced and qualified investor with sufficient net worth to make and tolerate the risk associated with the purchase of the Stock contemplated herein.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Walker Financial Corporation              Disability Access
                                          Consultants, Inc.


By: /s/ Mitchell Segal                        By: /s/ Barbara Thorpe
    ---------------------------                   -------------------------
    Mitchell Segal                            Barbara Thorpe
    President and Chief Executive Officer     Title:  President



                                              Stockholder of Disabilty Access
                                              Consultants, Inc.



                                              /s/Barbara Thorpe
                                              -----------------
                                              Barbara Thorpe



As to Paragraph 1.6

SunBelt Business Advisors Norcal




By:____________________________
   John Fults, President

                                 SCHEDULE 1.12 - Promissory Note Payments


Payment 1.    $  75,000.00

Payment 2.    $  74,219.00

Payment 3.    $  73,438.00

Payment 4.    $  72,656.00

Payment 5.    $  71,875.00

Payment 6.    $  71,094.00

Payment 7.    $  70,313.00

Payment 8.    $  69,531.00

Payment 9.    $  68,750.00

Payment 10.   $  67,969.00

Payment 11.   $  67,188.00

Payment 12.   $  66,406.00

Payment 13.   $  65,625.00

Payment 14.   $  64,844.00

Payment 15.   $  64,063.00

Payment 16.   $  63,281.00